As filed with the Securities and Exchange Commission on May 14, 2010

Registration No. 333-160093

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 6
TO

FORM S-11

FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

EMPIRE AMERICAN REALTY TRUST, INC.

(Exact Name of Registrant as Specified in Its Governing Instruments)

25 Philips Parkway
Montvale, NJ 07645
(201) 326-3300

(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Ezra Beyman
c/o Empire American Holdings, LLC
25 Philips Parkway
Montvale, New Jersey 07645
(201) 326-3300

(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent for Service)

Copies to:

Peter M. Fass, Esq. Proskauer Rose LLP 1585 Broadway New York, New York 10036-8299 Tel: (212) 969-3000 Fax: (212) 969-2900	David Newman c/o Empire American Holdings, LLC 25 Philips Parkway Montvale, New Jersey 07645 Tel: (201) 326-3300 Fax: (201) 326-6936

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☑ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	100,000,000 shares	$10.00	$1,000,000,000	$55,800.00
Common Stock, $0.01 par value per share	10,000,000 shares(1)	$9.50	$95,000,000	$5,580.00

(1)	Represents shares to be issued pursuant to distribution reinvestment program. The offering price per share issuable pursuant to the distribution reinvestment program is estimated for purposes of calculating the registration fee at $9.50 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment is filed solely to file the exhibits indicated in Item 16 of Part II. No change is made to the preliminary prospectus constituting Part I of the Registration Statement or Items 13, 14, 15, or 17 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution (Assuming Sale of Maximum Offering(i)).

Seminars	$6,000
Securities and Exchange Commission Registration Fee	$61,380
FINRA Filing Fee	$75,500
Printing Expenses	$800,000
Mailing Expenses	$200,000
Blue Sky Filing Fees and Expenses	$350,000
Legal Fees and Expenses	$1,500,000
Accounting Fees and Expenses	$500,000
Advertising and Sales Literature	$1,000,000
Due Diligence	$1,000,000
Miscellaneous	$2,500,000	(ii)
Total	$7,992,880

(i)	Estimated expenses assuming a two year offering period and participation in the offering by our dealer manager.
(ii)	Includes an estimated (i) $1,380,000 for overhead, and salaries and wages of persons involved in the preparation of the registration statement and offering securities of the registrant and overhead, (ii) $590,000 for the transfer agent and related services, (iii) $520,000 for technology and (iv) $10,000 for consulting fees.

Sales to Special Parties.

Stockholders will be allowed to purchase shares pursuant to our distribution reinvestment program for $9.50 per share. Subscribers to shares which are entitled to volume discounts will pay reduced selling commissions. We may sell shares to certain persons directly without the participation of our dealer manager for $9.00 per share. Empire American ALP, LLC, will receive an associate limited partner interest of our operating partnership. We may compensate certain individuals with grants of restricted stock pursuant to our Employee and Director Incentive Restricted Share Plan.

Recent Sale of Unregistered Securities

In connection with our organization, Empire American Advisors, LLC purchased from us 20,000 common shares for $10.00 per share, for an aggregate purchase price of $200,000. We made a capital contribution to Empire American Realty Operating Partnership, LP, our operating partnership, in the amount of $200,000 in exchange for 20,000 general partner units of the operating partnership. Our advisor also made a capital contribution to our operating partnership in the amount of $2,000 in exchange for 200 limited partner units of the operating partnership. The 200 limited partner units received by our advisor may be exchanged, at its option, for 200 shares identical to those being offered pursuant to the Prospectus included in this Registration Statement, subject to our option to pay cash in lieu of such shares. No sales commission or other consideration was paid in connection with such sales, which were consummated without registration under the Securities Act of 1933, as amended, in reliance upon the exemption from registration in Section 4(2) of the Act as transactions not involving any public offering.

Indemnification of Directors and Officers.

The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Company contains such a provision.

The Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which the Company’s charter does to the extent described above) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the Maryland General Corporation Law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Subject to these restrictions, the charter and bylaws of the Company to obligate the Company to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Company, (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner, or trustee of another corporation, real investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise, and (c) the advisor and its officers, directors and Affiliates (such persons and the advisor and its officers, directors and Affiliates being referred to herein as an Indemnitee) from and against any claim or liability to which an Indemnitee may become subject or which the Indemnitee may incur by reason of his, her or its service in such capacities. The charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

However, the Company may not indemnify any director, the advisor or any affiliate of the advisor for any loss or liability suffered by such Indemnitee or hold such Indemnitee harmless for any loss or liability suffered by the Company unless (a) the Indemnitee has determined in good faith that the course of conduct which caused the loss, liability or expense was in the best interests of the Company, (b) the Indemnitee was acting on behalf of the Company or performing services for the Company, (c) the liability, loss or expense was not the result of negligence or misconduct on the part of the Indemnitee, except that if the Indemnitee is or was an independent director, the liability, loss or expense was not the result of gross negligence or willful misconduct, and (d) the indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from stockholders. Further, the Company may not indemnify such Indemnitee for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless (y) each claim or count involving alleged material violations of federal or state securities has been adjudicated in favor of the Indemnitee, or (z) each such claim or count has been dismissed with prejudice by a court of competent jurisdiction, or a court of competent jurisdiction approves a settlement of each such claim or count and finds that indemnification of the settlement and related costs should be made, and the court considering the matter has been advised of the position of the Securities and Exchange Commission and the published position of any applicable state securities regulatory authority as to indemnification for securities law violations.

The Company may advance amounts to such Indemnitee only if (w) the proceeding relates to acts or omissions relating to the performance of duties or services for the Company or on its behalf, (x) the proceeding is initiated by a third party who is not a stockholder or is initiated by a stockholder acting in his or her capacity as such, and a court of competent jurisdiction specifically approves the advancement, (y) the Indemnitee provides the Company with written affirmation of his, her or its good faith belief that he, she or it has met the standard of conduct necessary for indemnification, and (z) the Indemnitee undertakes in writing to repay the advanced funds to the Company, together with interest at the applicable legal rate of interest if the Indemnitee is found not to be entitled to indemnification.

Our Charter and Bylaws provide that neither the amendment, nor the repeal, nor the adoption of any other provision of the Charter Bylaws will apply to or affect, in any respect, an indemnified person’s right to indemnification for any act or failure to act which occurred prior to such amendment, repeal or adoption.

To the extent that the indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and, therefore, unenforceable.

Maryland law prohibits indemnification of a director, officer, employee or agent of a corporation if it is established that:

•	the act or omission of the person was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty,
•	the person actually received an improper personal benefit in money, property or services or
•	in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the person is fairly and reasonably entitled to indemnification, even though the person did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by a corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits the advance of reasonable expenses to a director, officer, employee or agent of a corporation only upon receipt of (a) a written affirmation by the person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Treatment of Proceeds from Stock Being Registered.

Inapplicable.

Financial Statements and Exhibits

(a) Financial Statements:

Inapplicable.

(b) Exhibits:

The list of exhibits filed with or incorporated by reference in this Registration Statement is set forth in the Exhibit Index following the signature page herein.

Undertakings

(a) The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b) The Registrant undertakes (i) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment may be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, (ii) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Securities and Exchange Commission in effect at the time such post-effective amendments are filed, and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The Registrant undertakes to send to each stockholder, at least on an annual basis, a detailed statement of any transactions with the advisor or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the advisor or its affiliates, for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(d) The Registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Securities Act during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement should disclose all compensation and fees received by the advisor and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

(e) The Registrant undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

(f) The Registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration Statement or made in a document incorporated or deemed incorporated by reference into the registration Statement or prospectus that is part of the registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration Statement or prospectus that was part of the registration Statement or made in any such document immediately prior to such date of first use.

(g) For the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(h) The Registrant undertakes to provide to the stockholders the financial statements as required by Form 10-K for the first full fiscal year of the Registrant’s operations.

(i) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

TABLE VI

ACQUISITION OF PROPERTIES BY PROGRAMS
(Unaudited)

The table below presents information concerning the acquisition of properties during the five years ended December 31, 2009 by prior non-public programs sponsored by Empire American Holdings, LLC and its predecessor entities and affiliates.

	2004
Name Location	Winter Oaks Winterhaven, FL	Fort Pierce Fort Pierce, FL	Goldenpoint West Melbourne, FL	Melbourne West Melbourne, FL	Wedgewood Lakeland, FL	Windover West Orlando, FL
Type of Property Public/Private	Apartments Private	Apartments Private	Apartments Private	Apartments Private	Apartments Private	Apartments Private
Number of units	460	120	187	257	90	200
Rentable Square Footage	525,852	89,920	156,208	246,192	82,866	146,639
Date of purchase	5/12/04	6/3/04	6/3/04	6/3/04	6/3/04	6/3/04
Contract purchase price plus acquisition fee	$14,700,000	$6,451,000	$9,497,000	$12,857,000	$5,757,000	$10,438,000
Cash down payment	$200,109	$71,200	$105,750	$146,850	$64,600	$111,600
Mortgage financing at date of purchase	$12,328,630	$5,760,000	$8,480,000	$11,480,000	$5,140,000	$9,320,000
Other cash expenditures expensed	$—	$—	$—	$—	$—	$—
Other cash expenditures capitalized	$149,055	$212,673	$291,596	$374,330	$197,186	$316,386
Total acquisition cost	$14,849,055	$6,663,673	$9,788,596	$13,231,330	$5,954,186	$10,754,386
Amount raised from investors(i)	(i)	(i)	(i)	(i)	(i)	(i)
Amount raised from sponsor(i)	(i)	(i)	(i)	(i)	(i)	(i)

	2004			2005
Name Location	Colonnade Germantown, TN	Southwind Memphis, TN	Orlando World Gateway Orlando, FL	Carrington Place Charlotte, NC	Cordova Cordova, TN	Waterford Memphis, TN
Type of Property Public/Private	Apartments Private	Apartments Private	Apartments Private	Apartments Private	Apartments Private	Apartments Private
Number of units	252	306	304	274	256	320
Rentable Square Footage	292,948	294,832	362,921	309,285	281,452	356,857
Date of purchase	10/26/04	10/26/04	11/10/04	2/15/05	2/15/05	2/15/05
Contract purchase price plus acquisition fee	$20,650,000	$25,150,000	$31,000,000	$21,614,370	$22,817,696	$27,517,934
Cash down payment	$500,584	$500,000	$400,000	$433,333	$433,333	$433,333
Mortgage financing at date of purchase	$18,127,500	$21,502,500	$23,512,500	$19,682,000	$21,425,000	$24,893,000
Other cash expenditures expensed	$—	$—	$—	$—	$—	$—
Other cash expenditures capitalized	$182,059	$384,198	$63,198	$350,902	$434,292	$461,386
Total acquisition cost	$20,832,059	$25,534,198	$31,063,198	$21,965,272	$23,251,988	$27,979,320
Amount raised from investors(i)	(i)	(i)	(i)	(i)	(i)	(i)
Amount raised from sponsor(i)	(i)	(i)	(i)	(i)	(i)	(i)

TABLE VI

ACQUISITION OF PROPERTIES BY PROGRAMS – (continued)
(Unaudited)

	2005			2006
Name Location	Park Row Houston, TX	Stonegate Baltimore, MD	Inverness Tuscaloosa, AL	Chesapeake Chesapeake, VA	Highlands Charlotte, NC	Lanier Gainsville, GA
Type of Property Public/Private	Apartments Private	Apartments Private	Apartments Private	Apartments Private	Apartments Private	Apartments Private
Number of units	390	220	208	374	309	292
Rentable Square Footage	438,110	217,560	267,517	381,186	353,838	321,768
Date of purchase	11/14/05	12/15/05	12/21/05	1/19/06	3/30/06	3/30/06
Contract purchase price plus acquisition fee	$35,592,500	$30,000,000	$22,750,000	$63,000,000	$28,895,495	$17,409,144
Cash down payment	$550,000	$1,000,000	$600,000	$2,000,000	$400,000	$400,000
Mortgage financing at date of purchase	$33,179,000	$27,067,500	$21,130,000	$56,500,000	$26,993,275	$16,107,000
Other cash expenditures expensed	$—	$—	$—	$—	$—	$—
Other cash expenditures capitalized	$1,534,564	$871,719	$667,920	$1,335,568	$342,046	$319,195
Total acquisition cost	$37,127,064	$30,871,719	$23,417,920	$64,335,568	$29,237,541	$17,728,340
Amount raised from investors(i)	(i)	(i)	(i)	(i)	(i)	(i)
Amount raised from sponsor(i)	(i)	(i)	(i)	(i)	(i)	(i)

	2006		2007	2008
Name Location	Waterford Landing McDonough, GA	Wildewood Columbia, SC	Gibraltar Indiana & Nebraska	Toledo Toledo, OH	Empirian Village Greenbelt, MD
Type of Property Public/Private	Apartments Private	Apartments Private	Apartments Private	Apartments Private	Apartments Private
Number of units	260	240	2,412	1,060	2,881
Rentable Square Footage	289,928	275,548	2,460,748	1,049,186	2,547,481
Date of purchase	3/30/06	3/30/06	8/30/07	3/19/08	6/30/08
Contract purchase price plus acquisition fee	$20,725,172	$25,054,429	$173,000,000	$47,000,000	$275,000,000
Cash down payment	$400,000	$400,000	$3,000,000	$902,962	$8,500,000
Mortgage financing at date of purchase	$19,116,000	$22,465,725	$165,000,000	$43,600,000	$229,000,000
Other cash expenditures expensed	$—	$—	$—	$—	$—
Other cash expenditures capitalized	$311,854	$330,459	$2,940,405	$1,020,494	$759,609
Total acquisition cost	$21,037,025	$25,384,889	$175,940,405	$48,020,494	$275,759,609
Amount raised from investors(i)	(i)	(i)	(i)	(i)	(i)
Amount raised from sponsor(i)	(i)	(i)	(i)	(i)	(i)

(i)	All investments for this program were purchased from a pool of funds raised by the investors and the sponsor. There is no identifiable funds breakdown allocable to either specific group on any specific property.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Pre-Effective Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montvale, State of New Jersey, on the 14th day of May, 2010.

EMPIRE AMERICAN REALTY TRUST, INC.
By: /s/ Ezra Beyman Ezra Beyman Chief Executive Officer, President and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date
/s/ Ezra Beyman Ezra Beyman	Chief Executive Officer, President and Chairman of the Board of Directors (Principal Executive Officer)	May 14, 2010
/s/ David Newman David Newman	Chief Operating Officer and Director	May 14, 2010
/s/ David Teiler David Teiler	Chief Financial Officer	May 14, 2010
/s/ Jason Gelfond Jason Gelfond	Principal Accounting Officer and Treasurer	May 14, 2010
* Martel Day	Executive Vice President and Director	May 14, 2010
* David T. Provost	Director	May 14, 2010
* Gary Torgow	Director	May 14, 2010
* Victor Weiss	Director	May 14, 2010
* By: /s/ David Newman David Newman Attorney-in-Fact

EXHIBIT INDEX

The following exhibits are included, or incorporated by reference, in this Registration Statement on Form S-11 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit No.	Description
1.1*	Form of Dealer Manager Agreement by and between Empire American Realty Trust, Inc. and Empire American Realty, LLC.
1.2*	Form of Soliciting Dealers Agreement by and between Empire American Realty, LLC and the Soliciting Dealers.
3.1*	Form of Articles of Amendment and Restatement of Empire American Realty Trust, Inc.
3.2*	Form of Bylaws of Empire American Realty Trust, Inc.
4.1*	Form of Agreement of Limited Partnership of Empire American Realty Operating Partnership, LP
5.1	Opinion of Venable LLP.
8	Opinion of Proskauer Rose LLP as to tax matters.
10.1*	Form of Escrow Agreement by and between UMB Bank, N.A., as escrow agent, Empire American Realty Trust, Inc. and Empire American Realty, LLC.
10.2*	Form of Advisory Agreement by and between Empire American Realty Trust, Inc., Empire American Realty Operating Partnership, LP and Empire American Advisors, LLC.
10.3*	Form of Management Agreement by and between Empire American Realty Trust, Inc., Empire American Realty Operating Partnership, LP and Empire American Management, LLC.
10.4*	Form of the Employee and Director Incentive Restricted Share Plan.
16.1*	Letter of Amper, Politziner & Mattia, LLP regarding change in certifying accountant.
23.1*	Consent of Ernst & Young LLP.
23.2	Consent of Proskauer Rose LLP (included in Exhibit 8).
24.1*	Power of Attorney (Victor Weiss and Gary Torgow).
24.2*	Power of Attorney (David T. Provost and Martel Day).

*	Previously filed.